Sullivan & Worcester LLP 1666 K Street, NW Washington, DC 20006	202 775 1200 sullivanlaw.com

December 8, 2025

Ultimus Managers Trust
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Ladies and Gentlemen:

We have acted as counsel for Ultimus Managers Trust, an Ohio business trust (the “Trust”), for the purpose of issuing this opinion in connection with the Trust’s registration of an indefinite number of shares of beneficial interest (the “Shares”) of its series, Westwood Enhanced Alternative Income ETF, Westwood Enhanced Income Opportunity ETF and Westwood Enhanced Multi-Asset Income ETF, authorized pursuant to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration”), pursuant to the Trust’s registration statement on Form N-1/A (File No. 333-180308; 811-22680), as amended (the “Registration Statement”), filed under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended.

In connection with this opinion, we have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of such records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Trust, and we have made such inquiries of the officers and representatives of the Trust such other investigations as, in our judgement, are necessary or appropriate to enable us to provide the opinion below.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is our opinion that the Shares have been duly and validly authorized, and, when issued and delivered as described in the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

Our opinion expressed herein is limited to the laws of the State of Ohio and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction. The opinion expressed herein is limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

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